CERTIFICATE OF INCORPORATION
OF
AYP CAPITAL, INC.

     The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 9 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "General Corporation Law of the State of Delaware"), hereby certifies that:

     FIRST:     The name of this Corporation shall be:

AYP CAPITAL, INC.

     SECOND:     Its registered office in the State of Delaware is to be located at 22 Loockerman Square, Suite L-100, in the City of Dover, County of Kent and its Registered Agent at such address is The Prentice-Hall Corporation System, Inc.

     THIRD:     The nature of the business and the objects and purposes proposed to be transacted, promoted and carried on are to do any or all things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

     The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General corporation Law of the State of Delaware as presently enacted and as may hereafter be amended.

     FOURTH:     The total number of shares of stock which this corporation is authorized to issue is:

          1,000 Shares of common stock at No Par Value

     FIFTH:     The name and address of the incorporator is as follows:

          Nancy H. Gormley
          c/o Allegheny Power System, Inc.

          Tower Forty-Nine (36th Floor)

          12 East 49th Street

          New York, NY 10017

     SIXTH:     The Directors shall have power to make and to alter or amend the By-Laws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchise of this Corporation.

     With the consent in writing, and pursuant to a majority vote of the holders of the capital stock issued and outstanding, the Directors shall have authority to dispose, in any manner, of the whole property of this Corporation.

     The By-Laws shall determine whether and to what extent the account and books of this corporation, or any of them, shall be open to the inspection of the stockholders; no stockholder shall have any right of inspecting any account, or book, or document of this Corporation, except as conferred by the law or the By-Laws, or by resolution of the stockholders.

     The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the corporation, outside of the State of Delaware, at such places as may be, from time to time, designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

     It is the intention that the objects, purposes and powers specified in the THIRD paragraph hereof shall, except where otherwise specified in said paragraph, be nowise limited or restricted by reference to or inference from the terms of any other clause or paragraph in this certificate of incorporation, but that the objects, purposes and powers specified in the THIRD paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

     SEVENTH:     No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

IN WITNESS WHEREOF, I have hereunto sat my hand and seal this 18th day of August, A.D. 1994.

/s/ Nancy H. Gormley_________________ Nancy H. Gormley